Exhibit 99.1

Company Contacts:	Investor Relations:
Roger Ward	Ron Both
V.P. of Marketing & Investor Relations	Managing Director
American Defense Systems, Inc.	Liolios Group, Inc.
Tel 516-390-5300, x326	Tel 949-574-3860
rward@adsiarmor.com	info@liolios.com

ADSI Settles Disputes with Series A Preferred Stockholders

Settlement Better Positions ADSI for Growth, Including $54 million in New Awards and Contracts Received Over Last Six Months

HICKSVILLE, N.Y. — May 26, 2009 — American Defense Systems, Inc. (“ADSI”) (AMEX: EAG), a leading provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, has settled all outstanding disputes with the holders of its Series A Preferred Stock.

“We agreed to new terms with our Series A preferred stockholders that we believe benefits all shareholders and makes ADSI a stronger company,” said ADSI’s chief executive officer, Anthony J. Piscitelli. “We believe this settlement better positions ADSI to secure the additional resources required to fund our growth. This is especially important as we prepare to address a record level order backlog created by more than $54 million in new Military-related awards and contracts we have received over the last six months.”

The terms of the settlement include:

•      All outstanding claims by the holders of Series A preferred stock are waived.

•      ADSI has until December 31, 2009 to redeem 50% of the Series A preferred stock, all of which had been due immediately at face value.

•      ADSI paid the March, June and September 2009 Series A preferred stock dividend payments in common stock, using an assumed conversion price of $0.60.

•      The exercise price of the 3.75 million warrants held by the Series A stockholders was reduced to $0.01 per share.

•      The conversion price of the Series A preferred stock remains $2.00 per share; however, if ADSI fails to redeem 50% of the Series A preferred stock by December 31, 2009, the Series A holders will be entitled to designate two ADSI board members, and ADSI will be required to seek stockholder approval to lower the conversion price of the Series A preferred stock to $0.50 per share.

For additional terms and details, please refer to the Form 8-K being filed today with the Security and Exchange Commission.

About American Defense Systems

American Defense Systems, Inc. (ADSI) offers advanced solutions in the design, fabrication, and installation of transparent and opaque armor, security doors, windows and curtain wall systems for use by military, law enforcement, homeland defense and corporate customers. ADSI engineers also specialize in developing innovative, functional and aesthetically pleasing security applications for mobile and fixed infrastructure physical security. For more information about American Defense Systems, go to www.adsiarmor.com.

Some of the statements made by American Defense Systems, Inc. (“ADSI”) in this press release, including, without limitation, statements regarding ADSI’s anticipated future growth, are forward-looking in nature. ADSI intends that any forward-looking statements shall be covered by the safe harbor provisions for such statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continues” and similar expressions are forward-looking statements. ADSI cautions you that forward-looking statements are not guarantees of performance. ADSI undertakes no obligation and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve known and unknown risks and uncertainties that may cause ADSI’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. ADSI believes that these risks include, but are not limited to: ADSI’s reliance on the U.S. government for a substantial amount of its sales and growth; decreases in U.S. government defense spending; ADSI’s ability to contract further with the U.S. Department of Defense; ADSI’s ability to comply with complex procurement laws and regulations; competition and other risks associated with the U.S. government bidding process; changes in the U.S. government’s procurement practices; ADSI’s ability to obtain and maintain required security clearances; ADSI’s ability to realize the full amount of revenues reflected in its backlog; ADSI’s ability to finance the required redemption of ADSI’s Series A convertible preferred stock in accordance with the terms of the preferred stock and ADSI’s settlement agreement with the Series A stockholders; restrictions on ADSI’s ability to draw on its bank line of credit; ADSI’s reliance on certain suppliers; and intense competition and other risks associated with the defense industry in general and the security-related defense sector in particular.

Additional information concerning these and other important risk factors can be found under the heading “Risk Factors” in ADSI’s filings with the Securities and Exchange Commission, including, without limitation, its most recent annual report on Form 10-K and quarterly report on Form 10-Q. Statements in this press release should be evaluated in light of these important factors.